EXHIBIT 10.3
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October 18, 2005

Mr. Ken Inouye
Chairman
Pacific Fuel Cell Corp.
131 N. Tustin Ave.
Suite 100
Tustin, CA  92780

     Re:  Agreement for Scale-Up Development Activities of the nanoMEA

Dear Ken:

Bourns, Inc. ("Bourns") and Pacific Fuel Cell Corp. ("PFC") have had discussions regarding the proprietary manufacturing processes for electro-catalyst and nanostructured membrane electrode assembly ("nanoMEA") that incorporates the aforementioned electro-catalyst. Specifically, the electro-catalyst with carbon nanotube and carbon nanofiber support is prepared by a reduction process of platinum salt using ethylene glycol under reflux conditions that has been shown to have better performance than other catalysts such as E-TEK catalyst for hydrogen as well as methanol fuel cells, and the nanoMEA is manufactured by a filtration process that has the potential of offering better alignment for the nanotubes and nanofibers and higher throughput for the nanoMEA production than the current spray or brush techniques.

PFC has created a bench- top scale process and is interested in working with Bourns to attempt to scale up the catalyst preparation process to be able to manufacture nanoMEA products on a commercially practical basis. Bourns is interested in working with PFC to help develop commercially practical nanoMEA products.

After discussion, the parties have reached the following agreement (this "Agreement").

1. Under the technical direction and with the technical support of PFC, Bourns will attempt at its Riverside, California facility to scale up PFC's new process for making electro-catalyst and nanoMEA products from bench-top scale to commercial scale.

       A. These scale-up efforts will commence promptly after execution of this Agreement and are expected to take approximately two months.

       B. Bourns, at its expense, will provide equipment, supplies and Bourns employees for the scale-up experiments. Bourns agrees not to submit any of its expenses to PFC for payment or reimbursement.

       C. PFC, at its expense, will provide a parts list, supplier contacts, process parameters, special equipment and PFC technical personnel as needed for the scale-up experiments. PFC agrees not to submit any of its expenses to Bourns for payment or reimbursement.

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2.     If Bourns and PFC are able to scale up PFC's new process from bench-top scale to commercial scale, Bourns agrees to supply reasonable quantities of samples of the catalysts and nanoMEA's produced from the scaled-up process to PFC for further testing and evaluation by PFC. PFC agrees that all such samples shall be provided by Bourns on an "AS-IS" basis without representation or warranty of any kind. PFC shall be solely responsible for any losses or liabilities of any nature arising out of or related to PFC's handling, use or disposition of such samples.

3. All rights to inventions that are conceived and reduced to practice solely by PFC shall be the sole property of PFC. All rights to inventions that are conceived and reduced to practice solely by Bourns shall the sole property of Bourns. PFC and Bourns shall jointly own all rights to inventions that are conceived and reduced to practice by PFC and Bourns.

4. Either Bourns or PFC may terminate its involvement in these activities at any time without cause or reason, upon written notice to the other party. In such case, Bourns shall return to PFC any unused materials or equipment provided by PFC in connection with the scale-up experiments.

5. Following conclusion of the activities described in this Agreement, the parties may, but are not obligated to, enter into further discussions regarding such subjects as manufacturing of the nanoMEA product, licensing of the MEA production process, and test marketing of the nanoMEA product.

If the above accurately sets forth the understanding between Bourns and PFC, please sign below where indicated and fax a copy back to me at (951) 781-5675.

We look forward to working together with PFC.

Sincerely,                                        Agreed to and Accepted by:

BOURNS, INC.                                     PACIFIC FUEL CELL CORP.


                                                 -------------------------------
Thanh Nguyen                                     Ken Inouye
Vice President Engineering - Trimpot Division    Chairman

                                                 Date:                , 2005
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